Exhibit 99.1

Press Release

Release Date: August 7, 2009	Contact: Thomas A. Vento - President
at 4:30 p.m. EST	Joseph R. Corrato - Executive Vice President
(215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES THIRD QUARTER
RESULTS

Philadelphia, Pennsylvania (August 7, 2009) – Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported a net loss of $226,000, or $0.02 per diluted share, for the quarter ended June 30, 2009 as compared to a net loss of $3.6 million, or $0.33 per diluted share, for the same period in 2008.  For the nine months ended June 30, 2009, the Company recognized a net loss of $1.3 million, or $0.12 per diluted share, compared to a net loss of $3.6 million, or $0.33 per diluted share, for the comparable period in 2008.  The net losses reported for both the three and nine months ended June 30, 2009 were primarily due to provisions for loan losses and non-cash other-than-temporary impairment (“OTTI”) charges related to certain of the non-agency mortgage-backed securities received as a result of the previously reported redemption in kind during the third quarter of fiscal 2008 of the Company’s investment in a mutual fund.

Tom Vento, President and Chief Executive Officer, stated “Our third quarter results were materially impacted by the slow sales of new homes and the decline in the value of residential real estate in our market.  Prime contributors to our third quarter loss were a significant increase in our loan loss reserve, a write-down in the value of our mortgage-backed securities and the FDIC special assessment.  Although we are clearly disappointed to be reporting a loss for the third quarter, the Company and the Prudential Mutual Holding Company, the Company’s mutual holding company, purchased an additional 872,000 shares of Company common stock at an aggregate cost of $10.8 million during the quarter ended June 30, 2009 in order to enhance shareholder value.  We continue to maintain regulatory capital levels at both the Bank and Company level substantially in excess of the levels required to be considered well capitalized.  We are also pleased to announce the inclusion of our Company’s common stock in the Russell 3000 index”.

At June 30, 2009, the Company’s total assets were $514.7 million, an increase of $25.2 million from $489.5 million at September 30, 2008.  The increase was primarily attributable to increases in cash and cash equivalents and the loan  portfolio.

Total liabilities increased $39.1 million to $460.2 million at June 30, 2009 from $421.1 million at September 30, 2008.  The increase was primarily due to a $55.4 million increase in deposits, mainly in certificates of deposit.  The increase was partially offset by the repayment at maturity of FHLB advances which decreased by $12.0 million, from $31.7 million at September 30, 2008 to $19.7 million at June 30, 2009.

Stockholders’ equity decreased by $13.9 million to $54.6 million at June 30, 2009 as compared to $68.5 million at September 30, 2008 primarily as a result of the $9.2 million aggregate cost of repurchasing 738,000 treasury shares of Company common stock, the $2.5 million cost of purchasing 226,148 shares of common stock in the open market to fund the shareholder approved Recognition and Retention Plan, the declaration of quarterly cash dividends totaling $1.6 million and the net loss of $1.3 million for the nine months ended June 30, 2009.

Net interest income increased $470,000 or 15.9% to $3.4 million for the three months ended June 30, 2009 as compared to $3.0 million for the same period in 2008. The increase reflected the effects of a $315,000 or 9.0% decrease in interest expense combined with a $155,000 or 2.4% increase in interest income.  The decrease in interest expense resulted primarily from a 71 basis point decrease to 2.84% in the weighted average rate paid on interest-bearing liabilities, reflecting the decrease in market rates of interest during the year, partially offset by a $54.0 million or 13.7% increase in the average balance of interest-bearing liabilities, primarily in certificates of deposit, for the three months ended June 30, 2009, as compared to the same period in 2008.  The increase in interest income resulted primarily from a $28.5 million or 6.2% increase in the average balance of interest-earning assets for the three months ended June 30, 2009, as compared to the same period in 2008, offset partially by a 20 basis point decline in the weighted average yield on interest-earning assets reflecting the effects of declines in market rates of interest in the 2009 period.  The growth in interest-earning assets was concentrated in the growth of the loan portfolio, particularly one-to-four family residential loans.

For the nine months ended June 30, 2009, net interest income increased $2.2 million or 25.2% to $10.7 million as compared to $8.5 million for the same period in 2008.  The increase reflected the effects of a $1.1 million or 9.8% decrease in interest expense combined with a $1.1 million or 5.4% increase in interest income.  The decrease in interest expense resulted primarily from a 74 basis point decrease to 3.09% in the weighted average rate paid on interest-bearing liabilities, reflecting the decrease in market rates of interest during the nine month period, partially offset by a $45.1 million or 11.6% increase in the average balance of interest-bearing liabilities, primarily certificates of deposit, for the nine months ended June 30, 2009, as compared to the same period in 2008.  The increase in interest income resulted primarily from a $26.4 million or 5.8% increase in the average balance of interest-earning assets for the nine months ended June 30, 2009, as compared to the same period in 2008.

For the quarter ended June 30, 2009, the net interest margin was 2.81%, as compared to 2.58% for the same period in 2008.  For the nine months ended June 30, 2009, the net interest margin was 2.94%, as compared to 2.49% for the same period in 2008.  The increase in the interest margin in both of the 2009 periods was primarily due to the large decrease in the average rates paid on interest-bearing liabilities reflecting declines in market rates of interest which were more rapidly reflected in the cost of funds due to a greater interest sensitivity of such liabilities.

The Company established a provision for loan losses of $810,000 for the quarter ended June 30, 2009 and $1.2 million for the nine month period ended June 30, 2009 as compared to $112,000 and $262,000 for the comparable periods in 2008.  The largest factor in the increase of the loan loss provision for the 2009 periods was related to a $294,000 specific reserve established in the third quarter of fiscal 2009 on a $1.0 million construction loan for a 17 unit townhouse project in Philadelphia.  Although the loan is performing according to contractual terms and the project is substantially complete, the loan balance exceeds the current market value of the collateral securing the loan.  In addition, sales of the townhouses in the project have been much slower than initially anticipated.  Furthermore, due to the decline in market values and slower than anticipated sales, three construction loans with unpaid principal balances totaling $5.9 million were internally downgraded to substandard status from special mention necessitating an increase in our loan loss reserve.  These three loans were, however, performing in accordance with their contractual terms as of June 30, 2009.  At June 30, 2009, the Company’s non-performing assets totaled $6.1 million or 1.2% of total assets as compared to $5.5 million at September 30, 2008.  At June 30, 2009, non-performing assets consisted of one construction loan totaling $640,000, eight one-to four-family residential mortgage loans totaling $980,000 and three real estate owned (“REO”) properties totaling $4.4 million.  The largest REO was a construction loan for a condominium project in which another bank acted as the lead lender.  The lead lender took possession of the property during March 2009.  The Company’s REO balance for the property is $2.8 million.  The allowance for loan losses totaled $2.5 million, or 1.0% of total loans, and 154.4% of non-performing loans.

Non-interest losses amounted to $55,000 and $2.4 million for the three and nine month periods ended June 30, 2009, respectively, compared with losses of $3.8 million and $4.9 million for the same periods in 2008.  The losses experienced in all the periods were primarily due to OTTI charges arising from its investment and subsequent redemption in kind of such investment in a mutual fund.  The decline in loss between the 2008 and 2009 periods reflected the decline in the amount of the OTTI charge from $4.0 million and $5.5 million for the three and nine month periods ended June 30, 2008, respectively, to $256,000 and $3.1 million during the three and nine month periods ended June 30, 2009 related to the non-agency mortgage-backed securities acquired as part of the June 2008 redemption in kind of the investment in the mutual fund.

For the quarter and nine months ended June 30, 2009, non-interest expense increased $875,000 and $1.5 million, respectively, compared to the same periods in the prior year.  The increase for the three month period was primarily due to an increase in deposit insurance premiums of $457,000 in the excess of the comparable period in 2008, as a result of the implementation of a new fee structure combined with a special assessment implemented by the FDIC which was required to be accrued as of June 30, 2009.  Also contributing to the increase were increases in professional services expenses as the 2008 third quarter results included the effect of reimbursements from an insurance carrier which were not applicable to the 2009 period.  The increase for the nine month period was primarily due to an increase in deposit insurance premiums of $732,000 in the excess of the comparable period in 2008, due to the new fee structure as well as the special assessment.   Also contributing to the increase was a $186,000 writedown associated with an REO property incurred during the second fiscal quarter of 2009 combined with increases in professional services.

The Company recorded income tax expense for the quarter and nine months ended June 30, 2009 of $11,000 and $419,000, respectively, compared to $705,000 and $613,000, respectively, for the quarter and nine months ended June 30, 2008.  Income tax expense was recognized even though the Company experienced losses before taxes because the losses were primarily due to capital losses, which can only be used to offset capital gains.  Tax expense was recorded in the 2009 and 2008 periods and was not fully impacted by the capital losses incurred in connection with the writedown of certain of the mortgage-backed securities received in the redemption of the mutual fund.  A valuation allowance was recorded against the deferred tax asset as capital losses are only deductible to the extent of capital gains.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations.  Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.  Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu.  We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At June 30,	At September 30,
	2009	2008
		(as restated) (1)
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$514,730	$489,537
Cash and cash equivalents	16,174	9,454
Investment and mortgage-backed securities:
Held-to-maturity	166,346	163,303
Available-for-sale	56,926	55,106
Loans receivable, net	252,615	243,969
Deposits	432,217	376,830
FHLB advances	19,670	31,701
Stockholders’ equity	54,572	68,487
Full-service offices	7	7

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008 (As restated)(1)	2009	2008 (As restated)(1)
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)

Selected Operating Data:
Total interest income	$6,620	$6,465	$20,752	$19,691
Total interest expense	3,188	3,503	10,076	11,165
Net interest income	3,432	2,962	10,676	8,526
Provision for loan losses	810	112	1,173	262
Net interest income after provision for loan losses	2,622	2,850	9,503	8,264
Total non-interest loss	(55)	(3,798)	(2,437)	(4,855)
Total non-interest expense	2,782	1,907	7,914	6,421
Loss before income taxes	(215)	(2,855)	(848)	(3,012)
Income tax expense	11	705	419	613
Net loss	(226)	(3,560)	(1,267)	(3,625)
Basic (loss) earnings per share	(0.02)	(0.33)	(0.12)	(0.33)
Diluted (loss) earnings per share	(0.02)	(0.33)	(0.12)	(0.33)

Selected Operating Ratios(2):
Average yield on interest- earning assets	5.42%	5.62%	5.72%	5.74%
Average rate on interest-bearing liabilities	2.84%	3.55%	3.09%	3.83%
Average interest rate spread(3)	2.58%	2.07%	2.63%	1.91%
Net interest margin(3)	2.81%	2.58%	2.94%	2.49%
Average interest-earning assets to average interest-bearing liabilities	108.90%	116.60%	111.36%	117.50%
Net interest income after provision for loan losses to non-interest expense	94.25%	149.45%	120.08%	128.70%
Total non-interest expense to average assets	2.14%	1.59%	2.08%	1.80%
Efficiency ratio(4)	82.38%	(228.11)%	96.06%	174.91%
Return on average assets	(0.17)%	(2.97)%	(0.33)%	(1.02)%
Return on average equity	(1.48)%	(19.10)%	(2.61)%	(7.10)%
Average equity to average assets	11.79%	15.55%	12.76%	16.35%

	At or for the Three Months Ended June 30,		At or for the Nine Months Ended June 30,
	2009	2008	2009	2008
		(As restated) (1)		(As restated) (1)
Asset Quality Ratios(5)
Non-performing loans as a percent of loans receivable, net(6)	0.64%	0.05%	0.64%	0.05%
Non-performing assets as a percent of total assets(6)	1.18%	0.37%	1.18%	0.37%
Allowance for loan losses as a percent of total loans	0.95%	0.31%	0.95%	0.31%
Allowance for loan losses as a percent of non-performing loans	154.44%	652.54%	154.44%	652.54%
Net charge-offs to average loans receivable	0.02%	0.00%	0.13%	0.30%

Capital Ratio(5)
Tier 1 leverage ratio
Company	10.80%	14.64%	10.80%	14.64%
Bank	9.83%	13.60%	9.83%	13.60%
Tier 1 risk-based capital ratio
Company	24.33%	32.09%	24.33%	32.09%
Bank	22.14%	29.80%	22.14%	29.80%
Total risk-based capital ratio
Company	25.41%	32.52%	25.41%	32.52%
Bank	23.22%	30.23%	23.22%	30.23%

(1)  The income statement for the three and nine month periods ended June 30, 2008 and Statement of Financial Condition as of September 30, 2008 were restated due to the Company’s recognition of certain postretirement obligations applicable to prior periods.  The net effect of the adjustments on the income statement for the quarter ended June 30, 2008 was an increase in net income of $4,000.  There was an increase in net income of $11,000 for the nine month period ended June 30, 2008.  The net effect on the Statement of Financial Condition as of September 30, 2008 was an increase in assets of $200,000, an increase in liabilities of $588,000 and a decrease in stockholders’ equity of $388,000.

(2) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities; net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income (loss).
(5) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6)  Non-performing assets generally consist of all loans 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans, other than single-family residential mortgage loans, which are 90 days or more past due as to interest or principal.